FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brenan, Chairman & Chief Executive Officer Arthur L. Herst, Jr., President & Chief Financial Officer (312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for the Quarter Ended March 31, 2011

St. Louis, MO., April 20, 2011 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales and earnings per share for the quarter ended March 31, 2011.

Sales for the first quarter of 2011 were $26.0 million, an increase 5.0% from the $24.8 million reported in the first quarter of 2010. Income from operations increased 6.6% to $5.8 million in the first quarter of 2011 from $5.4 million in the first quarter of 2010. Net income increased 12.4% to $4.0 million compared with $3.6 million in the first quarter of 2010. Diluted earnings per share increased 13.6% in the first quarter of 2011 to $0.50 from $0.44 in the prior year quarter.

We are once again pleased with the Company’s overall sales performance in the quarter. Strong growth of our diagnostic product line and solid gains for our consumables products drove a healthy overall increase for the first quarter.

We remained focused on driving internal growth through new product development, enhancing customer relationships, and increasing operating efficiencies. We added several products to expand our preventive and practice enhancement lines. In addition, we introduced a new digital panoramic x-ray unit to our line of diagnostic products. We expanded a number of targeted marketing programs to increase sales to new and existing customers. Additionally, we continued to redesign a number of processes in order to improve our operating efficiency.

The Company recognized a gain in the quarter with respect to its HealthEdge private equity investment. The gain of approximately $440,000 was the result of the sale of a portfolio company of HealthEdge and was recorded as “other income.” Our corporate tax rate increased to 34.7% in the first quarter of 2011 from 34.0% in 2010 when the tax rate benefited from a one-time adjustment as well as a lower Illinois state corporate tax rate. Our balance sheet continued to strengthen as long-term debt was reduced to $3.7 million at the end of the quarter.

We are encouraged by our results for the first quarter. As the organization continues to develop and strengthen, we remain confident in our ability to take advantage of long-term strategic growth opportunities.

A conference call has been scheduled for Thursday, April 21, 2011 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/YI-Quarter12011  or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

- MORE -

Young Innovations, Inc.
Consolidated Balance Sheet
March 31, 2011 and December 31, 2010
(in thousands, except per share data)

	(Unaudited)
	March 31	December 31
Assets	2011	2010
Current assets
Cash	$799	$741
Accounts receivable, net	12,913	11,721
Inventories	17,501	17,260
Other current assets	5,119	4,861
Total current assets	36,332	34,583

Property, plant and equipment, net	32,849	33,162
Goodwill	80,358	80,289
Other intangible assets	11,476	11,579
Other assets	1,652	2,012

Total assets	$162,667	$161,625

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,095	$10,700
Total current liabilities	10,095	10,700

Long-term debt	3,742	6,100
Long-term secured borrowing	106	56
Deferred income taxes	17,427	17,417
Other noncurrent liabilities	246	248
Total liabilities	31,616	34,521

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,588	24,190
Retained earnings	155,109	151,458
Common stock in treasury, at cost	(47,766)	(48,484)
Accumulated other comprehensive income (loss)	18	(162)
Total stockholders' equity	131,051	127,104

Total liabilities and stockholders' equity	$162,667	$161,625

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended
	March 31,
	2011	2010	Change

Net Sales	$26,024	$24,782	5.0%
Cost of Goods Sold	$11,561	$10,980	5.3%
Gross Profit	$14,463	$13,802	4.8%
% of Net Sales	55.6%	55.7%

Selling, General and Administrative Expense	$8,697	$8,395	3.6%
% of Net Sales	33.4%	33.9%

Income from Operations	5,766	5,407	6.6%
% of Net Sales	22.2%	21.8%

Interest expense, net	(73)	(101)
Other income (expense), net	433	84

Income Before Taxes	6,126	5,390	13.7%

Provision for Income Taxes	2,126	1,832

Net Income	$4,000	$3,558	12.4%
% of Net Sales	15.4%	14.4%

Basic Earnings Per Share	$0.50	$0.45	11.1%

Basic Weighted Average Shares Outstanding	8,010	7,984

Earnings Per Share (Diluted)	$0.50	$0.44	13.6%

Diluted Weighted Average Shares Outstanding	8,074	8,060